Exhibit 5.1

October 21, 2022

Board of Directors

Dakota Gold Corp.

106 Glendale Drive, Suite A

Lead, South Dakota 57754

Re:       Prospectus Supplement

Dear Ladies and Gentlemen:

We have acted as counsel to Dakota Gold Corp., a Nevada corporation (the “Company”), in connection with the prospectus supplement dated October 21, 2022 (the “Prospectus Supplement”), being a supplement to a registration statement on Form S-3 of the Company (File No. 333-266155) filed on July 15, 2022 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and which became effective with the Securities and Exchange Commission (the “Commission”) on July 27, 2022. Pursuant to the terms of an Equity Distribution Agreement, dated October 21, 2022 (the “Distribution Agreement”), among BMO Capital Markets Corp. and Canaccord Genuity LLC (each referred to individually as a “Sales Agent,” and collectively as the “Sales Agents”) and the Company, the Company has agreed to issue and sell from time to time, through the Sales Agents as sales agents and/or principals, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in the manner and subject to the terms and conditions set forth in the Distribution Agreement.

This opinion is delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this letter, we have examined originals or copies certified or otherwise identified to our satisfaction as being true copies, only of the following: (1) the Articles of Incorporation of the Company, as amended to date; (2) the Amended and Restated Bylaws of the Company, as amended to date; (3) the Registration Statement; (4) the Prospectus Supplement; (5) an executed copy of the Distribution Agreement; and (6) the resolutions of the Board of Directors of the Company relating to the approval of the filing of the Prospectus Supplement and transactions in connection therewith. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such agreements, certificates of public officials, and certificates of officers or other representatives of the Company, and such other documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such documents; (v) the truth, accuracy and completeness of the information, representations and warranties contained in the records, instruments, certificates and other documents we have reviewed; and (vi) the absence of any undisclosed modifications to the documents reviewed by us. As to various questions of fact material to this opinion which were not independently established or verified by us, we have relied upon representations or certificates of officers and other representatives of the Company and others whom we have further assumed were authorized to make such statements and representations.

Dakota Gold Corp.

Prospectus Supplement

October 21, 2022

In rendering the opinion expressed herein, we have assumed further that: (i) the Registration Statement, and any amendments thereto, complies with all applicable laws and regulations and has become effective under the Securities Act; (ii) the Prospectus Supplement describing the Common Stock offered thereunder has been prepared and timely filed with the Commission; (iii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; (iv) the Distribution Agreement has been duly authorized and validly executed and delivered by the Company and the other parties thereto; (v) there are sufficient shares of Common Stock authorized under the Articles of Incorporation of the Company as in effect at the time of the offering of the Common Stock and not otherwise reserved for other issuance; (vi) the consideration for the Common Stock is not less than the par value thereof; and (vii) with respect to the Common Stock offered, any other proceedings that are required by applicable laws have been timely and properly completed in connection with such offering.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due issuance and delivery of the Common Stock, upon payment therefor in accordance with the terms of the Distribution Agreement, the Common Stock will be validly issued, fully paid and nonassessable.

We express no opinion under, or view with respect to, either directly or indirectly, laws other than the law of the State of Nevada and the federal law of the United States. The Common Stock may be issued from time to time on a delayed or continuous basis, and the opinion expressed herein is limited to the foregoing laws, including applicable rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect and to the facts as they presently exist.

We hereby consent to the filing of this letter with the Commission as an exhibit the Company’s Current Report on Form 8-K to be filed with the Commission on October 24, 2022. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. The opinion in this letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Erwin Thompson Faillers

Erwin Thompson Faillers